Subsidiaries of the Registrant


                                            State or other
                                            Jurisdiction of
                                            Incorporation
Name                                        or Organization

British Trimmings Limited (1)                England

Itatrim Limited (2)                          England

MacCulloch & Wallis (London) Limited (2)     England

Pattern Masters Limited (2)                  England

Val-Mex, S.A. de C.V.                        Mexico


Each subsidiary does business under its own name.

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(1)   British Trimmings Limited was acquired by the Registrant on December 22,
      1993.

(2)   Subsidiary of British Trimmings Limited.